DISABILITY WAIVER OF WITHDRAWAL CHARGES RIDER

This rider is made part of the annuity contract to which it is attached. It shall become part of the Withdrawal Provisions section of the contract.

Disability Waiver of Withdrawal Charges

We will waive the Withdrawal Charges for withdrawals taken if you or the annuitant:

1. Become disabled within the meaning of IRCss.72(m)(7) after the contract date of the contract;

2. Are receiving Social Security disability or state long-term disability benefits; and

3. Are 70 years old or younger on the date of withdrawal.

We must receive due proof of the items above at the time of your request which includes, but is not limited to, a legible photocopy of the payments described in item (2), the application for such payments that meet the above criteria with regard to dates, and a signed letter from you that you or the annuitant meet the above criteria.

This Rider is effective as of the contract date of this contract.

American Enterprise Life Insurance Company



Secretary